EXHIBIT 10.1

LSI INDUSTRIES INC.
LONG TERM INCENTIVE PLAN (LTIP)
FOR NAMED EXECUTIVE OFFICERS
FY 2017

Document Date: July 1, 2016

LSI INDUSTRIES INC.
LONG TERM INCENTIVE PLAN (LTIP) FOR NEOs --  FY 2017
July 1, 2016
The LSI Long Term Incentive Plan (LTIP) for Named Executive Officers for FY 2017 contemplates three types of share-based awards.  The LSI Industries Inc. Amended and Restated 2012 Stock Incentive Plan, as of November 19, 2015 authorizes the Compensation Committee of the Board of Directors to issue these awards. All LTIP awards are granted effective July 1, 2016.

1.
Service –Based Stock Options– From time to time LSI issues stock options to named executive officers at the beginning of each fiscal year to motivate them to achieve the business plan resulting in higher stock prices, thereby creating value in the stock options that they have been awarded.  This arrangement will continue in FY 2017.  Stock options will be issued to all Named Executive Officers as approved by the Compensation Committee.  These stock options are service-based awards, with a ten year exercise term, four year ratable vesting period and stated and fixed exercise price set by the Compensation Committee at the date of the grant.  The exercise price will be the closing price on the day of grant, July 1, 2016.

2.
Service-Based Restricted Stock Units– In order to encourage named executive officers towards long-term employment, LSI will award between 2,000 and 11,700 restricted stock units (RSUs) to each of the Named Executive Officers. The RSUs are service-based and have a four year ratable vesting period.  The RSUs are non-voting, but shall accrue cash dividends at the same per share rate (one RSU = one LSI common share) as those cash dividends are declared and paid on LSI common shares.  The payout when vested will be in LSI common shares.  Vested RSUs are subject to a one year holding period.

3.
Performance-Based Stock Options– In order to align named executive officer incentives with shareholders' interests, and to encourage named executive officers towards long term employment, LSI will grant them performance-based stock options. These options will vest based upon the attainment of the Adjusted Operating Income goals set for fiscal 2017 in 33.33% increments.  The first 33.33% will vest at the end of fiscal 2017 assuming the planned Adjusted Operating Income is achieved.  The second 33.33% will vest at the end of fiscal 2018 and the third 33.33% will vest at the end of fiscal 2019.  The exercise price will be the closing price on the day of grant, July 1, 2016.  The Operating Income goal and the vesting schedule are set forth below.

FY 2017 Plan
Operating Income Goal
as a % of Planned Net Sales	5.8%

Grant Date	July 1, 2016
33.33% Vesting Date	June 30, 2017
33.33% Vesting Date	June 30, 2018
33.33% Vesting Date	June 30, 2019

Partial Awards will be vested based upon the following goal attainment schedule
95-100% attainment	100% vesting
90-94% attainment	90% vesting
85-89% attainment	80% vesting

The following rules govern the three types of share-based awards contemplated by this LTIP.

a.
This LTIP is a pay-for-performance plan designed to incentivize Named Executive Officers to lead LSI towards the achievement of superior operating results and to maintain long-term employment with LSI.

b.	This LTIP covers only Named Executive Officers as identified by the Compensation Committee.

c.	This LTIP has been approved by the Compensation Committee.

d.
Determination of achievement of LSI's Adjusted Operating Income will be calculated based upon actual reported results with adjustments for certain unusual or non-recurring items as approved by the Compensation Committee.

e.
Each Named Executive Officer qualified for this LTIP must be employed at LSI on the vesting dates in order to exercise the stated award.  Vesting will also be in accordance with "retirement eligibility" rules as defined in the 2012 Stock Incentive Plan.

f.
Any type of lengthy leave of absence may result in an adjustment of the calculated award.  Leaves of absence include time away from work for reasons of short term disability, FMLA leave, military leave, or other leave of absence.

g.
Named Executive Officers who retire during the plan period at normal retirement age or under an LSI approved plan of retirement may receive a pro-rated award based upon the actual amount of base salary received in the plan period, subject to the terms and conditions of the 2012 Stock Incentive Plan.

h.
If a Named Executive Officer becomes disabled (as defined by Social Security) or dies during the plan period, his beneficiary may be considered for an adjusted award, subject to the terms and conditions of the 2012 Stock Incentive Plan.

i.
Some incentive awards are subject to assignment laws and other laws that require payment to someone other than the employee (IRS tax levies, child support arrearages, etc.).  LSI will comply with all applicable assignment laws.

j.
Except as may be otherwise determined by the Compensation Committee, the Adjusted Operating Income goal in this LTIP shall exclude the positive and negative effects of extraordinary developments, such as acquisitions, as disclosed in LSI's Form 10-K.

k.
LSI reserves the right to amend, reduce, modify, interpret or discontinue all or part of it with or without reason as the Compensation Committee deems advisable, subject to the terms and conditions of the 2012 Stock Incentive Plan.

l.	This LTIP does not create or imply the existence of a contract of employment.

m.
In the event LSI is required to prepare an accounting restatement due to the material noncompliance of LSI with any financial reporting requirement under the federal securities laws, the Compensation Committee shall require reimbursement to LSI of any performance-based awards granted hereunder where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of LSI financial statements filed with the SEC; (ii) the Compensation Committee determines the officer engaged in intentional misconduct that caused or substantially caused the need for the accounting restatement; and (iii) a lower payment would have been made to such officer based upon the restated financial results. In each such instance, LSI will, to the extent practicable, seek to recover from the officer the amount by which any performance-based awards paid to such officer for the relevant period exceeded the lower payment that would have been made based on the restated financial results. This compensation recovery policy applies to financial statements for periods ending after June 30, 2016.

n.
In the event and to the extent LSI common shares are issued pursuant to awards granted under this LTIP, the Named Executive Officers who receive such LSI common shares are required to retain for one year 100% of net after tax shares received upon exercise of the stock options or vesting of RSUs, as the case may be.